Exhibit (a)(5)(C)

Hunter Maritime Acquisition Corp. Announces Final Results of its Tender Offer

March 20, 2019 – Hunter Maritime Acquisition Corp. (Nasdaq: HUNT) (the "Company") today announced the final results of its previously announced tender offer (the "Tender Offer") to purchase up to 2,173,750 of its Class A common shares, par value $0.0001 per share, at a purchase price of $10.215 per Class A common share. The Tender Offer expired at 5:00 p.m. New York City time on Tuesday, March 19, 2019 (the "Expiration Date").
Based upon information provided by Continental Stock Transfer & Trust Company, the depositary for the Tender Offer, a total of 1,926,021 Class A common shares were validly tendered prior to the Expiration Date, and not properly withdrawn. All Class A common shares validly tendered and not properly withdrawn were accepted for purchase for a total cost of approximately $19.7 million, excluding fees and expenses related to the Tender Offer, which will be released from the Company's trust account, established to hold the proceeds of the Company's initial public offering and certain other funds, to be distributed to tendering shareholders.  Such Class A common shares represent approximately 89% of the Company's issued and outstanding Class A common shares as of March 19, 2019. Payment for the Class A common shares accepted for purchase will be made promptly.
The Tender Offer was made in connection with the Company's previously announced proposed merger with NCF Wealth Holdings Limited, which is expected to close on or about March 21, 2019.
About Hunter Maritime Acquisition Corp.
Hunter Maritime Acquisition Corp. is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, debt acquisition, stock purchase, reorganization or other similar business combination, one or more operating businesses.
Cautionary Note Regarding Forward-Looking Statements
This press release contains "forward looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "should" and similar expressions are forward looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward looking statements. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.